Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by OceanTech Acquisitions I Corp., a Delaware corporation of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a director to the board of directors of Regentis Biomaterials Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 6, 2023	/s/ Suren Ajjarapu
Suren Ajjarapu